Exhibit 99.4

Filing pursuant to Rule 425 under the
Securities Act of 1933, as amended
Deemed filed under Rule 14a-12 under the
Securities Exchange Act of 1934, as amended

Filer: Alpha Natural Resources, Inc.

Subject Company: Foundation Coal Holdings, Inc.

Exchange Act File Number of
Subject Company: 001-32331

       May 12, 2009

Letter to All Employees from Mike Quillen and Kevin Crutchfield
This morning, Alpha Natural Resources (Alpha) and Foundation Coal Holdings (Foundation) announced the signing of a definitive agreement to combine the two companies, making Alpha one of the largest coal producers in America.
Under the agreement, Alpha will merge with Foundation in a stock for stock transaction. The transaction will result in Alpha becoming the third largest publicly traded coal company as measured by revenues and market capitalization. Alpha will continue to be a public company, which will maintain headquarters in Abingdon, Va.  The combined businesses will retain the Alpha Natural Resources, Inc. name.  Alpha and Foundation together would have approximately 2.35 billion tons of coal reserves, 24 surface mines, 35 underground mines, and 14 operating preparation plants spanning three of the major U.S. coal basins.
This is an extremely exciting opportunity. We’ve come a long, long way since our beginnings just a few short years ago, and because of your dedication and hard work, Alpha is able to take this major step forward with great confidence and enthusiasm about the future. Now we have an opportunity to become an even stronger mining concern by combining our physical assets and our people assets with those of Foundation. This is indeed good news for you and great news for our company as we know Foundation well and believe the fit to be a very good one.
Both of us will seek to provide greater opportunities for jobs, pay packages and benefits through this combination—that’s our commitment to you.  As a much larger company, we expect to use our greater purchasing power to provide some of the best benefits possible.
The process we’ll have to go through to merge our companies will take some time, so for now it is business as usual and you’ll probably see very few changes. We must get approval from federal authorities and the stockholders of both companies must vote to approve the merger. We anticipate completing all this in the second half of 2009, and we’ll continue to communicate with you on how things are progressing.
Both of us look forward to adding an exciting new chapter to Alpha’s growing history, and you can be sure that we’ll continue to play an active role as we make this important transition. Kevin will be the Chief Executive Officer of the combined companies, and Mike will help shape the combined companies’ continued growth in the role of Chairman for the new Alpha Natural Resources.
We are grateful for all you do to make our company Run Right, and we’re both proud and humbled to be in a position to partner with you in creating an exciting new future for Alpha.
Stay safe,

/s/Mike Quillen	/s/ Kevin Crutchfield
Mike Quillen	Kevin Crutchfield
Chairman and CEO	President

Required Legal Notices

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Forward-Looking Statements
Information set forth in this document contains forward-looking statements, which involve a number of risks and uncertainties.  Alpha Natural Resources, Inc. (“Alpha”) and Foundation Coal Holdings, Inc. (“Foundation”) caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information.  Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Alpha and Foundation, including future financial and operating results, the new company’s plans, objectives, expectations and intentions and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the failure of Alpha or Foundation stockholders to approve the transaction; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in Alpha’s and Foundation’s filings with the SEC, which are available at the SEC’s web site http://www.sec.gov.  Alpha and Foundation disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.

Additional Information About this Transaction In connection with the proposed merger, Foundation will file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that will include a joint proxy statement of Alpha and Foundation that also constitutes a prospectus of Foundation.  Alpha and Foundation will mail the joint proxy statement/prospectus to their respective stockholders.  Investors and security holders are urged to read the joint proxy statement/prospectus regarding the proposed merger when it becomes available because it will contain important information.  You may obtain a free copy of the joint proxy statement/prospectus (when available) and other related documents filed by Alpha and Foundation with the SEC at the SEC’s website at www.sec.gov.  The joint proxy statement/prospectus (when it is available) and the other documents may also be obtained for free by accessing Alpha’s website at www.alphanr.com under the heading “Investor Relations” and then under the heading “SEC Filings” or by accessing Foundation’s website at www.foundationcoal.com under the tab “Investors” and then under the heading “Financial Information and SEC Filings.”

Participants in this Transaction Alpha, Foundation and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from stockholders in favor of the merger.  Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders in connection with the proposed merger will be set forth in the joint proxy statement/prospectus when it is filed with the SEC.  You can find information about Alpha’s executive officers and directors in Alpha’s definitive proxy statement filed with the SEC on April 3, 2009.  You can find information about Foundation’s executive officers and directors in their definitive proxy statement filed with the SEC on April 3, 2009.  You can obtain free copies of these documents from Alpha or Foundation using the contact information above.